Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PELION SYSTEMS, INC.

Article I.
Name

The name of the corporation is Pelion Systems, Inc. (the “Corporation”).

Article II.
Authorized Capital

A.    Authorized Shares.    The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is twenty-six million four hundred thousand (26,400,000) shares, fifteen million five hundred thousand (15,500,000) of which shall be Common Stock (the “Common Stock”) and ten million nine hundred thousand (10,900,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have no par value and the Common Stock shall have no par value. The Corporation’s Board of Directors shall have the authority, without shareholder action, to determine the preferences, limitations and relative rights of any Preferred Stock (whether in a series or as a class), including without limitation the following: (i) the designation of any series of Preferred Stock; (ii) unlimited, special, conditional or limited voting rights, or no right to vote; except that no condition, limitation or prohibition on voting shall eliminate any right to vote provided by the Colorado Business Corporation Act; (iii) redemption rights; (iv) conversion rights; (v) distribution or dividend rights, including the determination of whether such rights are cumulative, non-cumulative or partially cumulative; and (vi) preference rights over any other class or series of shares with respect to distributions, including dividends and distributions upon the dissolution of the Corporation.

B.    Designation of Series A, B, C, D, E and E-2 Preferred Stock.    Five hundred thousand (500,000) shares of the authorized shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”). Two million five hundred twenty thousand two hundred seventy-three (2,520,273) shares of the authorized shares of Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred”). One million eight hundred thousand (1,800,000) shares of the authorized shares of Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred”). One million one hundred fifty-two thousand (1,152,000) shares of the authorized shares of Preferred Stock are designated “Series D Preferred Stock” (the “Series D Preferred”). Two million one hundred thousand (2,100,000) shares of the authorized shares of Preferred Stock are designated “Series E Preferred Stock” (the “Series E Preferred”). One million (1,000,000) shares of the authorized shares of Preferred Stock are designated “Series E-2 Preferred Stock” (the “Series E-2 Preferred”). (The Series A, B, C, D, E and E-2 Preferred are collectively referred to as the “Preferred Stock.”) The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

1.    Dividend Rights.

Holders of Preferred Stock, in preference to the holders of any Common Stock of the Corporation (“Junior Stock”), shall be entitled to receive dividends, when and as declared by the Board of Directors, but only out of funds that are legally available therefor.

2.    Voting Rights.

Except as otherwise provided herein or as required by law, each series of Preferred Stock shall vote with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

3.    Liquidation Rights.

(a)  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be paid out of the assets of the Corporation an amount per share equal to the sum of (i) the Original Issue Price for the series (as defined below) and (ii) all declared but unpaid dividends on such shares for each share of Preferred Stock held by them.

(b)  The sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all of its assets, or the merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding stock of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such corporation or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3 with respect to the Preferred Stock, unless the Corporation’s stockholders of record immediately before such transaction will, immediately after such transaction, hold in excess of 50% of the voting power of the surviving or acquiring entity. The amount deemed distributed in connection with a transaction referred to in this Section 3(b) shall be the cash or the value of the property, rights or other securities distributable by the acquiring person, firm or other entity as part of such transaction. Wherever a distribution provided for in this Section 3 is payable in property other than in cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation’s Board of Directors.

(c)  After the payment of the full liquidation preference of the Preferred Stock as set forth in this Section 3, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(d)  If, upon any liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Preferred Stock, then such assets shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

4.    Conversion Rights.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

(a)   Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Conversion Rate” then in effect (determined as provided in Section 4(c)) by the number of shares of Preferred Stock being converted.

(b)   Automatic Conversion.    Subject to and in compliance with the provisions of this Section 4, all shares of Preferred Stock shall automatically be converted, without further action on the part of the holder and whether or not any certificates for the Preferred Stock are surrendered to the Corporation or its transfer agent, into fully-paid and nonassessable shares of Common Stock upon the closing on or before December 31, 2002 of an underwritten public offering of the securities of the Corporation in which the gross proceeds are at least $500,000. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Conversion Rate” then in effect (determined as provided in Section 4(c)) by the number of shares of Preferred Stock being converted.

(c)   Conversion Rate.    The conversion rate in effect at any time for conversion of the Preferred Stock (the “Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of each series plus any declared but unpaid dividends by the “Conversion Price,” calculated as provided in Section 4(d). The “Original Issue Price” of: (i) the Series A Preferred shall be $2.55; (ii) the Series B Preferred shall be $4.76; (iii) the Series C Preferred shall be $8.50; (iv) of the Series D Preferred shall be $21.25; (v) the Series E Preferred shall be $11.90; and (vi) the Series E-2 Preferred shall be $11.90.

(d)   Conversion Price.    The conversion price for the Preferred Stock shall initially be equal to the applicable Original Issue Price of the series (the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(e)   Adjustments to Conversion Price: Series E and E-2.

(i)   General.

(A)   Sale or Issuance of Common Stock.    If the Corporation shall, while there are any shares of Series E or E-2 Preferred outstanding, issue or sell shares of its Common Stock at a price per share less than the Series E or E-2 Conversion Price in effect immediately prior to such issuance or sale, then upon each such issuance or sale, except as hereinafter provided, the

Series E or E-2 Conversion Price shall be lowered so as to be equal to the price per share of Common Stock so issued or sold; provided, however, in no event will any adjustment be made to the extent it would result in any shares of Common Stock being issued for an amount which is less than the par value of such shares.

(B)   Sale or Issuance of Warrants, Options or Purchase Rights with Respect to Common Stock.    For the purposes of Section 4(e)(i), the issuance of any warrants, options, convertible debt, subscriptions or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for any such Common Stock shall be less than the Series E or E-2 Conversion Price at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, subscriptions or purchase rights or convertible or exchangeable securities at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Series E or E-2 Conversion Price shall be made under this Section 4(e)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscriptions or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided. Any adjustment of the Series E or E-2 Conversion Price pursuant to this Section 4(e) which relates to warrants, options, subscriptions or purchase rights with respect to shares of Common Stock shall be recomputed if, as, and when such warrants, options, subscriptions or purchase rights expire or are canceled without being exercised, so that the Series E or E-2 Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series E or E-2 Conversion Price in effect immediately prior to the time of the issuance of the expired or canceled warrants, options, subscriptions or purchase rights, adjusted as if the expired or canceled warrants, options, subscriptions or purchase rights had not been issued.

For purposes of this Section 4(e)(i)(B), the “Net Consideration Per Share” which may be received by the Corporation shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted. The “Net Consideration Per Share” which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions or other purchase rights or convertible or exchangeable securities.

(C)  Consideration: Non-Cash Property.    For purposes of this Section 4(e)(i), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of Common Stock or any of the securities described in this Section 4(e) consists of property other than cash, the Board of Directors of the Corporation shall in its good faith discretion value such property, whereupon such value shall be recorded on the books of the Corporation as consideration for the property so received.

This Section 4(e) shall not apply and no adjustment in the Series E or E-2 Conversion Price shall be made hereunder upon an event described in Sections 4(e)(ii), 4(e)(iii), 4(g) or 4(h).

(ii)  Certain Issues of Common Stock Excepted.    Anything in Section 4(e)(i) to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series E or E-2 Conversion Price as set forth in Section 4(e), in the case of: (A) shares of Common Stock issued or issuable upon conversion or exchange of any convertible securities or exercise of any options or warrants outstanding on the date a share of Series E or E-2 Preferred was first issued; (B) shares of Common Stock issued or issuable as a dividend or distribution on Series E or E-2 Preferred; (C) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 4(g) or 4(h) below; (D) shares of Common Stock issued or issuable in connection with any merger or consolidation of the Corporation with another corporation or other entity or as consideration for the acquisition (whether by the Corporation or any of its subsidiaries) of the stock or assets of any other entity; and (E) the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee, consultant or director benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose.

(iii)  Other Exceptions.    Anything in Section 4(e)(i) to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series E or E-2 Conversion Price as set forth in Section 4(e), in the case of: (A) 15% Convertible Promissory Notes issued between March 5, 2002 and May 22, 2002 in the aggregate principal amount of $857,420.90, on the condition that shares of Common Stock are issued upon automatic conversion of such convertible promissory notes in an underwritten public offering of the securities of the Corporation in which the gross proceeds are at least $500,000 and which closes on or before December 31, 2002 (a “Qualified IPO”); (B) shares of Common Stock issued upon automatic conversion of such convertible promissory notes in a Qualified IPO; or (C) securities issued in a Qualified IPO, including shares of Common Stock, warrants issued to the public, stock purchase warrants issued to the underwriter, and warrant purchase options issued to the underwriter, as well as shares of Common Stock issuable upon exercise of the foregoing.

(f)   Mechanics of Conversion.    Each holder of Preferred Stock who converts the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and, in the case of an optional conversion, shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(g)   Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the date that the first share of a series of Preferred Stock is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price for the series in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for the series in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h)   Adjustment for Common Stock Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Conversion Price for a series that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(h) to reflect the actual payment of such dividend or distribution.

(i)  Adjustments for Other Dividends and Distributions.    If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of each event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

(j)  Adjustment to Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction referred to in Section 3(b) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(k)   Reorganization, Mergers, Consolidations or Sales of Assets.    If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a transaction referred to in Section 3(b) or as recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms hereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(l)  Accountants’ Certificate of Adjustment.    In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold; (ii) the Conversion Price at the time in effect; (iii) the number of additional shares of Common Stock; and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

(m)  Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of that Corporation, any merger or consolidation of the Corporation with or into any other corporation, or a transaction referred to in Section 3(b); or (iii) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, transaction referred to in Section 3(b), dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, transaction referred to in Section 3(b), dissolution, liquidation or winding up.

(n)  Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(o)   Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(p)  Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(q)  Payment of Taxes.    The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.    No Reissuance of Preferred Stock.

No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

6.    Amendment.

(a)  From a date beginning with the first date at which at least 14,706 shares of Series E Preferred are outstanding and for so long as at least 14,706 shares of Series E Preferred remain outstanding, consent of the holders of a majority of the Series E Preferred shall be required for any action that (i) alters or changes the rights, preferences or privileges of such preferred stock; (ii) results in the redemption of any shares of Common Stock (other than pursuant to employee or similar restricted stock agreements); or (iii) amends or waives any provision of the Corporation’s Articles of Incorporation, Bylaws or these Articles of Amendment relative to the Series E Preferred; provided, however, that if the Corporation elects to authorize and issue senior Preferred Stock, then the consent of the holders of the majority of the Series E Preferred shall not be required for any such action.

(b)  From a date beginning with the first date at which at least 14,706 shares of Series E-2 Preferred are outstanding and for so long as at least 14,706 shares of Series E-2 Preferred remain outstanding, consent of the holders of a majority of the Series E-2 Preferred shall be required for any action that (i) alters or changes the rights, preferences or privileges of such preferred stock; (ii) results in the redemption of any shares of Common Stock (other than pursuant to employee or similar restricted stock agreements); or (iii) amends or waives any provision of the Corporation’s Articles of Incorporation, Bylaws or these Articles of Amendment relative to the Series E-2 Preferred; provided, however, that if the Corporation elects to authorize and issue senior Preferred Stock, then the consent of the holders of the majority of the Series E-2 Preferred shall not be required for any such action.

Article III.
Purpose — Powers

A.    Purpose.    The purpose for which the Corporation is organized is to engage in any lawful business or businesses.

B.    Powers.    The Corporation shall have and may exercise all powers and rights granted or otherwise provided by the Colorado Business Corporation Act as in effect from time to time and any successor law (the “Act”).

Article IV.
Preemptive Rights

No shareholder of the Corporation shall be entitled as of right to acquire unissued shares of the Corporation or securities convertible into such shares or carrying a right to subscribe for or to acquire such shares.

Article V.
Board of Directors

The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors which shall consist of one or more members, with the number specified or fixed in accordance with the bylaws.

The directors shall be elected at each annual meeting of the shareholders. Each director shall continue to serve until such director’s successor is elected and qualifies.

Article VI.
Cumulative Voting

Cumulative voting shall not be permitted in the election of directors.

Article VII.
Limitation on Director Liability

There shall be no personal liability, either direct or indirect, of any director of the Corporation to the Corporation or to its shareholders for monetary damages for any breach or breaches of fiduciary duty as a director; except that this provision shall not eliminate the liability of a director to the Corporation or to its shareholders for monetary damages for any breach, act, omission or transaction as to which the Act prohibits expressly the elimination of liability. This provision shall not limit the rights of directors of the Corporation for indemnification or other assistance from the Corporation. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any act or omission of such director occurring prior to such repeal or modification.

Article VIII.
Quorum and Voting Requirements for Shareholders’ Meetings

A.    Quorum.    A majority of the votes entitled to be cast on a matter by a voting group shall constitute a quorum of that voting group for action on that matter at any meeting of shareholders. (When used in these Articles of Incorporation, the term “voting group” or “voting groups” shall have the meaning assigned by the Act.)

B.    Voting.    Except as is otherwise required by the Act, action by a voting group on a matter other than the election of directors is approved if a quorum exists and if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action.

C.    Change in Quorum or Voting Requirements.    Any amendment to these Articles of Incorporation adding, changing or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater.